UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ener-Core, Inc.
(Exact name of registrant as specified in its charter)

Nevada	46-0525350
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9400 Toledo Way Irvine, California 92618
(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities registered pursuant to Section 12(g) of the Act:

Common Stock ($0.0001 par value)

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, of which 114,106,439 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which is outstanding.

Under our Amended and Restated Articles of Incorporation, the shares of our common stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations, and restrictions as apply to other shares.

Our common stock is the only class of voting securities issued and outstanding.  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of our common stock do not have cumulative voting rights.

Holders of our common stock are entitled to dividends when and if declared by our Board from legally available funds.  We have never declared a dividend and do not intend to do so in the foreseeable future.  Holders of our common stock are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

ITEM 2.  Exhibits.

EXHIBIT NO.	DESCRIPTION

3.1	(1) Articles of Incorporation, filed with the Secretary of State of the State of Nevada on April 29, 2010.

3.1(a)	(2) Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on April 29, 2010.

3.2	(1) Bylaws of the Registrant.

3.2(a)	(2) Amendment to Bylaws of the Registrant.

3.2(b)	(3) Amended and Restated Bylaws of the Registrant.

(1)	Incorporated by reference to the Registrant’s Form S-1 filed on March 24, 2011.
(2)	Incorporated by reference to the Registrant’s Form 8-K filed on April 24, 2013.
(3)	Incorporated by reference to the Registrant’s Form 8-K filed on July 10, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENER-CORE, INC.
Date:	March 16, 2015	(Registrant)

		By:	/s/ Domonic J. Carney
Domonic J. Carney
Chief Financial Officer

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